UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 23, 2007

BRIDGFORD FOODS CORPORATION

(Exact name of registrant as specified in its charter)

California	000-02396	95-1778176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1308 N. Patt Street, Anaheim, CA	92801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (714) 526-5533

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)- Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 26, 2007, Bridgford Foods Corporation filed an Amendment on Form 10-K/A which constitutes Amendment No. 1 to its Annual Report on Form 10-K with the Securities and Exchange Commission.  This filing amended and restated the previously reported Consolidated Balance Sheets as of November 3, 2006 and October 28, 2005 and the Consolidated Statements of Cash Flows for the years ended November 3, 2006 and October 28, 2005 only as well as the corresponding disclosures to restate auction rate securities (“ARS”) from cash and cash equivalents to trading securities. This restatement had no impact on the Company’s reported results of operations.

This information was previously disclosed as part of Item 2.02 on Form 8-K filed with the Securities and Exchange Commission on March 12, 2007.  The Company now reports investments in ARS as trading securities under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities.  In completing this restatement, ARS amounts totaling $12,200,000 as of November 3, 2006 and $4,500,000 as of October 28, 2005 of cash and cash equivalents were restated to reclassify such amounts to trading securities.  The Company also restated net cash used for operating activities with the consolidated statement of cash flow for each applicable year. Management concluded on March 23, 2007 that these restatements should be disclosed under Item 4.02.

The restated sections of the consolidated balance sheet can be summarized as follows (in thousands):

	2006	2005
Original:
Cash and cash equivalents	$13,380	$10,355
Trading securities	—	—

As restated:
Cash and cash equivalents	1,180	5,855
Trading securities	12,200	4,500

The restated sections of the consolidated statements of cash flows can be summarized as follows (in thousands):

	2006	2005
Original:
Net cash provided by operating activities	$4,874	$4,515

As restated:
Net cash (used) provided by operating activities	(2,826)	15

Management and the Audit Committee discussed each of the matters disclosed in this Form 8-K with Haskell & White LLP, the Company’s independent registered accounting firm.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGFORD FOODS CORPORATION

March 28, 2007	By:	/s/ Raymond F. Lancy
Raymond F. Lancy
Principal Financial Officer